Exhibit 107
Calculation of Filing Fee Table
Form
S-3
(Form T
y
pe)
ALLY FINANCIAL INC.
(Exact Name of Registrant as Specified in its Charte
r
)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.543% Fixed-to- Floating Rate Senior Notes due 2031	457(r)	$500,000,000	100.000%	$500,000,000	.00015310	$76,550.00

	Total Offering Amounts							$76,550.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$76,550.00
Offering Note

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.